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                                                                    Exhibit 99.1

                       The Ashton Technology Group, Inc.
               Completes Initial $1.2 Million Equity Line Draws



Philadelphia, PA - September 21, 2001 - The Ashton Technology Group, Inc. (NASDAQ: ASTN) announced today that it completed two "put" transactions under its securities purchase agreement dated July 10, 2001 with Jameson Drive LLC. Ashton sold 4,528,302 shares of its common stock and received gross proceeds of $1.2 million. The securities purchase agreement provides for the purchase by Jameson of up to $15 million worth of Ashton's common stock over a 24-month period.

Ashton's President, Arthur J. Bacci, said, "This investment will help sustain our operations over our third fiscal quarter. We are working to build our revenues while taking steps to reduce our operating expenses. Our management continues to work at achieving break-even results, on a cash flow basis, as early as our fourth fiscal quarter."

Ashton is an eCommerce company that develops and operates electronic trading and intelligent matching systems for the global financial securities industry. Its focus is to develop and operate alternative trading systems, serving the needs of exchanges, institutional investors and broker-dealers in the U.S. and internationally. Its goal is to enable these market participants to trade in an electronic global trading environment that provides large order size, absolute anonymity, no market impact and lower transaction fees.

The forgoing press release contains forward-looking statements based on current management expectations. A variety of important factors could cause actual results to differ materially from such statements. Factors that could cause actual results to differ from current expectations include the availability and terms of capital to continue to fund our operations; our ability to successfully operate and obtain sustained liquidity in our eVWAP and other trading systems; fluctuations in securities trading volume, prices or liquidity; our dependence on proprietary technology; technological changes and costs of technology; industry trends; and competition. These and other risks are described in greater detail in Ashton's filings with the Securities and Exchange Commission.


Ashton Investor Relations and Media Contact:
Christine Geisser, Director of Corporate Relations
Telephone: (215) 789-3300, Telefax: (215) 789-3397
1835 Market Street, Suite 420, Philadelphia, PA 19103, USA
Websites: www.ashtontechgroup.com and www.evwap.com.
Shareholder email: shquestions@ashtontechgroup.com